                                                                    EXHIBIT 10.2
                             EMPLOYMENT AGREEMENT
                             --------------------


          THIS AGREEMENT is made as of May 28, 1996, between Milton Acquisition Corp., a Delaware corporation (the "Company"), BWAY Corporation, a Delaware corporation and the sole stockholder of the Company ("BWAY"), and James W. Milton ("Executive"). BWAY, the Company and Executive are referred to collectively herein as the "Parties" and individually as a "Party".

          WHEREAS, the Company, Executive, BWAY and Milton Can Company, Inc., a Delaware corporation (the "Target Corporation"), have entered into an Agreement and Plan of Merger and Reorganization, dated as of March 21, 1996 as amended by Amendment No. 1 dated April 30, 1996 (as amended, the "Merger Agreement"), whereby the Company and Target Corporation will merge, with the Company as the surviving corporation, and in connection therewith, the Parties have entered into a Non-Competition Agreement, dated as of the date hereof (the "Non-Competition Agreement");

          WHEREAS, the Parties wish to provide for the orderly succession of management of the Company following the Effective Time (as defined in the Merger Agreement); and

          WHEREAS, the Parties wish to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement.

          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

          1. Employment. The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof (the "Employment Date") and ending as provided in paragraph 4 (the "Employment Period").

          2. Position, Duties and Place of Employment. During the Employment Period, Executive shall serve as the President and Chief Operating Officer of the Company and shall render such services of an executive and administrative character to BWAY, the Company and its Subsidiaries (as defined below) as BWAY's board of directors (the "BWAY Board"), its Chairman of the Board, Chief Executive Officer, President or Chief Operating Officer or the Company's board of directors (the "Board") may from time to time direct. With respect to all regular elections of directors during the Employment Period, the Company shall nominate, and use its best efforts to elect, Executive to serve as a member of the Board and BWAY shall nominate, and use its best efforts to elect, Executive to serve as a member of the BWAY Board. Executive shall devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the business of BWAY, the Company and any Subsidiary; provided, however, that nothing contained herein shall prohibit Executive from serving on the board of directors of an entity not in competition with BWAY, the Company or any Subsidiary so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. For purposes of this Agreement, "Subsidiary" shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by BWAY, directly or through one or more subsidiaries, respectively. Executive's place of employment shall be at the Company's headquarters, which are presently located in Elizabeth, New Jersey, and his place of employment may not be moved to any location that is either not in New Jersey or is more than 50 miles from Newark, New Jersey, without Executive's prior written consent.

          3. Base Salary, Bonus and Benefits.

          (a) During the Employment Period, Executive's base salary shall be $200,000 per annum or such higher rate as the Board may designate from time to time (the "Base Salary"). The Base Salary shall be payable in regular installments in accordance with the Company's general payroll practices. Following the end of each fiscal year during the Employment Period, the BWAY Board may award Executive a bonus of between 50% (the "Target Bonus") and 75% of the Base Salary for such year if, as determined by the BWAY Board in its sole judgment, Executive and the Company have met the goals and objectives approved by the Board for such year; provided, however, that such goals and objectives must be measurable by objective criteria. The Chairman of the Board, the President of BWAY and Executive shall cooperate to develop mutually agreeable goals and objectives for the Board's consideration.

          (b) In addition to the Base Salary and any bonuses payable to Executive pursuant to paragraph 3(a), during the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company are generally eligible. Such employee benefit programs shall be substantially similar to those benefit programs available to the senior executive employees of BWAY. Executive shall also be entitled to:

          (i) four weeks of paid vacation each year; and

          (ii) medical benefits providing coverage for any pre-existing condition as well as illnesses which originate from any such pre-existing condition. Such benefits shall be equivalent to the benefits Executive received while with the Target Corporation.

          (c) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

          (d) During the Employment Period, the Company shall pay all premiums, costs and expenses due and payable to maintain the existing split-dollar insurance policy on the life of Executive purchased by the Target Corporation prior to the date hereof. Any distributions made under such policy shall be made to Executive's beneficiaries, provided that the Company shall be reimbursed from the proceeds of such distributions for the premiums, costs and expenses of such policy. Executive shall have the right to purchase such policy from the Company at the end of the fifth anniversary of the Employment Date if the Employment Period has not terminated prior to such time.

          4.  Term.

          (a) Unless renewed by the mutual agreement of the Company and Executive, the Employment Period shall end on the fifth anniversary of the Employment Date; provided that (i) the Employment Period shall terminate prior to such date upon Executive's resignation, death or permanent disability or incapacity (as determined by the Board in its good faith judgment) and (ii) the Employment Period may be terminated by the Board at any time prior to such date for Cause (as defined below) or without Cause.

          (b) If the Employment Period is terminated by the Company without Cause prior to the fifth anniversary of the

Employment Date, subject to the limitations set forth below, Executive shall be entitled to continue to receive (a) his Base Salary, Target Bonus and health, disability and life insurance benefits hereunder until the later to occur of the fifth anniversary of the Employment Date or the first anniversary of the termination date and (b) any other amount, right, bonus or benefit that has accrued or is otherwise owed to Executive pursuant to this Agreement as of the date of termination; provided that Executive does not breach in any material respect the provisions of the Merger Agreement, the Non-Competition Agreement or paragraphs 7, 8 or 9 herein. However, in the year of termination, the Executive shall receive a bonus equal to the sum of (i) the bonus to which Executive would have been entitled to receive pursuant to Section 3(a) of this Agreement had the Employment Period not been terminated pursuant to this Section 4(b), prorated for the number of months Executive worked during that fiscal year plus (ii) the Target Bonus prorated for the number of months remaining in such fiscal year following termination of the Employment Period. For example, if the Employment Period is terminated without Cause at the end of May in any given year, the Executive's bonus for such year would be equal to (5/12) times (the bonus Executive would have been entitled to had the Employment Period not been terminated) plus (7/12) times (the Target Bonus). The amounts payable pursuant to this paragraph 4(b) shall be reduced by the amount of any compensation Executive receives with respect to any other employ ment during the period in which the Company is making such payments to Executive or, in the event the Employment Period is terminated as a result of Executive's permanent disability or incapacity, by the amount Executive receives with respect to any Company disability policy. Upon request from time to time, Executive shall furnish the Company with a true and complete certificate specifying any such compensation due to or received by him. Executive has no obligation to seek employment during the period that he is receiving compensation pursuant to this paragraph 4(b).

          (c) If the Employment Period is terminated by the Company for Cause or by the death or resignation of Executive (subject to the paragraph 4(e) hereof), Executive shall be entitled to receive his Base Salary through the date of termination, along with any other amount, right, bonus or benefit that has accrued or is otherwise owed to Executive pursuant to this Agreement as of such date.

          (d) Except as provided in paragraphs 4(b), 5 and 6, all of Executive's rights to fringe benefits and bonuses hereunder (if any) accruing after the termination of the Employment Period shall cease upon such termination, except for benefits required by law.

          (e) The Company shall be deemed to have terminated the Employment Period without Cause in the event that (i) Executive resigns as a result of a material breach of this Agreement by BWAY or the Company which is not cured by BWAY or the Company within 30 days after Executive delivers written notice of such breach to the Chairman of the BWAY Board or (ii) the Company terminates the Employment Period as a result of the permanent disability or incapacity of Executive pursuant to 4(a)(i) above. In addition, any termination of the Employment Period after a Change in Control (as defined below), including without limitation Executive's resignation, shall be deemed to be a termination by the Company without Cause.

          (f) "Cause" shall mean (i) a material breach of this Agreement or the Non-Competition Agreement by Executive, (ii) the conviction of Executive by a court of competent jurisdiction of a felony, or (iii) substantial and repeated failure to perform duties as reasonably directed by the BWAY Board, its Chairman of the Board, Chief Executive Officer, President or Chief Operating Officer or the Board which is not cured within thirty (30) days after Executive has been notified in writing by such board or person that in its or his good faith judgment Executive has failed to perform such duties. "Change in Control" shall occur upon (x) the acquisition by any person or group of persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act")), other than by Executive or any of his Affiliates or Associates (as defined in Rule 12b-2 under the Exchange Act) and other than by Warren J. Hayford or any of his Affiliates or Associates, of more than thirty-five percent (35%) of the BWAY's common stock, or (y) the election of a majority of directors to the BWAY Board that were not recommended to the stockholders by the BWAY Board.

          5. Supplemental Retirement Benefit.

          (a) Eligibility. If Executive's employment by the Company terminates for a reason other than for Cause or death (the effective date of such termination hereinafter referred to as Executive's "Retirement Date"), Executive shall be entitled to receive a monthly supplemental retirement benefit for services rendered to the Company, the amount of which shall be determined in accordance with this paragraph 5.

          (b) Amount. The amount of the monthly supplemental retirement benefit payable to Executive shall be equal to 1/12th of the percentage determined below of Executive's Base Salary in

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effect immediately preceding the Retirement Date or death (the "Monthly
Retirement Payment"), as follows:

                      Age on Retirement    Percentage of
                         Date or Death      Base Salary
                      -------------------  --------------
                              58                5%

                              59                10%

                              60                20%

                              61                35%

                              62                50%


          (c) Commencement and Duration. Payment of Executive's monthly supplemental retirement benefit shall commence as of the first day of the calendar month that begins coincident with or immediately after the date on which Executive attains the age of 65 and shall continue to be made to Executive as of the first day of each subsequent month, with the last payment to be made for the month during which Executive's death occurs; provided that no monthly payment shall be made so long as Executive is in material breach of this Agreement or the Non-Competition Agreement.

          (d) Acceleration. In the event that the Employment Period is terminated by the Company without Cause or because of Executive's permanent disability or incapacity or by the Executive's resignation after a Change in Control, Executive shall be entitled to the maximum Monthly Retirement Payment (as if he were 65 or older on the Retirement Date) provided for in paragraph 5(b) above commencing with the month that begins immediately after the month in which Executive's right to payments pursuant to paragraph 4(b) hereof terminates; provided that Executive does not breach in any material respect the provisions of the Merger Agreement, the Non-Competition Agreement or paragraphs 7, 8 or 9 herein.

     6. Surviving Spouse Benefit.

     (a) Eligibility. In the event that Executive's spouse as of the date hereof survives Executive (the "Surviving Spouse"), she shall be entitled to receive a monthly death benefit as described in this paragraph 6.

     (b) Amount. The amount of the monthly death benefit payable to the Surviving Spouse shall be equal to 50% of the Monthly Retirement Payment that the Executive would have been entitled to had the Executive retired on the date of his death, or was receiving, at the time of his death under paragraph 5; provided that if Executive dies before his 60th birthday, the Surviving Spouse will be entitled to receive 10% of Executive's monthly Base Salary as a monthly death benefit, which benefit shall commence in accordance with the provisions of paragraph 6(c).

          (c) Commencement and Duration. If Executive's death occurs after the Retirement Date, payment of the Surviving Spouse's monthly death benefit shall commence as of the first day of the calendar month that begins immediately after Executive's date of death. If Executive's death occurs prior to the Retirement Date at a time when the term life insurance policy described in paragraph 3(b) hereof is in effect, payment of the Surviving Spouse's monthly death benefit shall commence on the second anniversary of Executive's death. Monthly payments shall continue to be made to the Surviving Spouse as of the first day of each subsequent month, with the last payment to be made for the month during which the Surviving Spouse's death occurs.

          7. Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of BWAY, the Company or any Subsidiary ("Confidential Information") are the property of BWAY, the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Nothing herein shall prevent Executive from making (i) any disclosure that is required by applicable law or the order of a court of competent jurisdiction, or
(ii) any disclosure, in good faith, to properly fulfill Executive's duties under this Agreement (including, but not limited to, in connection with treasury and investor relations functions). Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of BWAY, the Company or any Subsidiary which he may then possess or have under his control.

          8. Inventions and Patents. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to BWAY's, the Company's or any Subsid iaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company ("Work Product") belong to BWAY, the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

          9. Non-Compete, Non-Solicitation.

          (a) Executive acknowledges that in the course of his employment with the Company he will become familiar with BWAY's, the Company's and the Subsidiaries' trade secrets and with other confidential information concerning BWAY, the Company and the Subsidiaries and that his services will be of special, unique and extraordinary value to BWAY, the Company and the Subsidiaries. Therefore, Executive agrees that, for a period of thirty-six months after the termination of the Employment Period (the "Noncompete Period"), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of BWAY, the Company or their Subsidiaries as such businesses exist or are in process on the date of the termination of Executive's employment, within North America or any other geographical area in which BWAY, the Company or their Subsidiaries engage or plan to engage in such businesses on the date of such termination. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

          (b) During the Noncompete Period, Executive shall not directly or indirectly (i) induce or attempt to induce any employee of BWAY, the Company or any Subsidiary to leave the employ of BWAY, the Company or such Subsidiary, or in any way interfere with the relationship between BWAY, the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of BWAY, the Company or any Subsidiary at any time during the Employment Period, or
(iii) induce or attempt to induce any customer, supplier, licensee or other business relation of BWAY, the Company or any Subsidiary to cease doing business with BWAY, the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and BWAY, the Company or any Subsidiary.

     10. Enforcement. If, at the time of enforcement of paragraphs 7, 8 or 9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the Parties agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

          11. Representations.

          (a) Executive hereby represents and warrants to BWAY and the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by BWAY and the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

          (b) Each of BWAY and the Company hereby represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement by it does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which it is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by it, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms.

          12. Indemnification of Executive. Each of BWAY and the Company shall defend, hold harmless and indemnify Executive against any claims, liabilities or losses accrued or incurred in connection with any actions taken by Executive in his capacity as an officer or Director (or in any other capacity that Delaware law permits indemnification) of the Company, BWAY or any Subsidiary in accordance with, and to the fullest extent permitted under, Delaware General Corporation Law as currently in effect or, if more favorable to Executive, as it may be amended from time to time;

except as provided in the Merger Agreement, as amended (including Sections 10.7 and 11.6 thereof).

          13. General Provisions.

          (a) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient, telecopied to the intended recipient at the telecopy number set forth therefor below, or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to BWAY or the Company:              with a copy to:
- -------------------------               --------------

BWAY Corporation                        Kirkland & Ellis
8607 Roberts Drive, Suite 250           200 East Randolph Drive
Atlanta, GA  30350                      Chicago, IL  60601
Telephone: 770/587-0888                 Telephone:  312/861-2200
Telecopy:  770/587-4075                 Telecopy:   312973/9748
Attention: General Counsel              Attention:  William S. Kirsch,
                                                    P.C.


If to Executive:                        with a copy to:
- -----------------                       ---------------
BWAY Corporation                        Nutter, McClennen & Fish, LLP
20 Hemlock Road                         One Industrial Place
Short Hills, New Jersey  07078          Boston, MA  02110-2699
Telephone: 201/379-7936                 Telephone:  617/439-2889
                                        Telecopy:   617/973-9748
                                        Attention:  Gene A. Blumenreich

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          (c) Entire Agreement. This Agreement (including the documents referred to herein), together with the Merger Agreement and other agreements by and between the Parties dated the date hereof constitute the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

          (d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          (e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, BWAY, the Company and their respective successors, heirs, executors, administrators and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable without the prior written consent of the Company and BWAY.

          (f) CHOICE OF LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW JERSEY WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW JERSEY OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW JERSEY.

          (g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of BWAY, the Company and Executive.

          (h) Survival. Paragraphs 4, 5, 6, 7, 8, 9 and 10 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

          (i) Taxes. Notwithstanding anything in this Agreement to the contrary, the Company may withhold from payments due to Executive under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations.


                             *    *    *    *    *

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.



                                            BWAY CORPORATION

                                            By  /s/ Warren J. Hayford
                                                ----------------------

                                            Its Chief Executive Officer
                                                -----------------------


                                            MILTON ACQUISITION CORP.

                                            By  /s/ David P. Hayford
                                                ---------------------

                                            Its Vice-President
                                                ----------------



                                            EXECUTIVE

                                            /s/ James W. Milton
                                            -------------------------
                                            JAMES W. MILTON